Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Shell Company Report on Form 20-F of our report dated June 16, 2026 relating to the financial statements of Veraxa Biotech Holding AG for the period from June 25, 2025 (inception) through December 31, 2025. We also consent to the reference to our firm under the heading “Statement by Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York
June 16, 2026